Exhibit 23.1
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 3, 2006, accompanying the consolidated financial statements and management’s assessments of the effectiveness of internal control over financial reporting included in the Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K for the year ended December 31, 2005 and our report dated March 3, 2006 accompanying the consolidated balance sheet of Atlas Pipeline Partners GP, LLC as of December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements on Form S-8, effective June 6, 2005 and Form S-3, effective August 30, 2005, of Atlas Pipeline Partners, L.P.
/s/ GRANT THORNTON LLP
Cleveland, Ohio
March 3, 2006